Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports First Quarter Results

JERSEY CITY, New Jersey, April 27, 2012 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the first quarter of 2012.

First Quarter Highlights
$	Sales for the first quarter of 2012 decreased 8.2% to $65.6 million compared to $71.4 million for the first quarter of 2011.
$	GAAP net earnings for the first quarter of 2012 were $876,000, or $0.07 per diluted Class A share and $0.08 per diluted Class B share.
$
Excluding certain charges detailed in the table reconciling GAAP to non-GAAP financial measures attached to this release, non-GAAP net earnings for the first quarter of 2012 were $1.1 million, or $0.09 per diluted Class A share and $0.10 per diluted Class B share.

$	Cash and investments were $91.9 million as of March 31, 2012.
$	Bel completed the acquisition of GigaCom Interconnect AB, a supplier of expanded beam fiber optic technology for aerospace markets.
$	Bel launched a program to streamline operations that is expected to save $4.2 million annually once fully implemented later this year.

CEO comments
Daniel Bernstein, Bel's President and CEO, said, "Bel's first quarter operating profit of $1.4 million was a sequential improvement compared to the $1.1 million reported for the fourth quarter of 2011, but was below the $4.2 million reported for last year's first quarter as margins in our traditional connector, magnetic and circuit protection businesses continued to be affected by lower volume and higher material and labor costs while pricing has not kept pace.
"We are encouraged by the solid performance turned in by Cinch Connectors in the first quarter, driven by strength in its commercial aerospace business in the U.S. and its military business in Europe. In March we completed the acquisition of GigaCom Interconnect AB, Gothenburg, Sweden, a supplier of expanded beam fiber optic technology and a participant in the development of next-generation commercial aircraft standards, which has become part of Cinch.  GigaCom's offering of expanded beam fiber optic products, which are replacing traditional copper-based components due to their superior performance, reliability and lighter weight, should enhance Cinch's position in the growing aerospace market.
"We also recently relocated our European R&D headquarters for integrated electronic modules to a new high-technology center in Maidstone, England.  Module products are the fastest growing segment of our business.  As we turn our focus away from commodity products, product development in non-commodity areas is key to the success of our growth strategy.  This new location is well-recognized as a center for top engineering talent in the U.K., and should enable us to support more effectively our growing international customer base.

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Bel Reports First Quarter Results
April 27, 2012
Page Two

"A decrease in legal expenses and bonus accruals in the first quarter helped lower selling, general and administrative expenses for the period compared to last year.  We also began implementing our plan to take advantage of a variety of operational efficiencies, and recorded expenses related to these initiatives of about $0.3 million in the first quarter.  Over the next three quarters, we plan to implement additional streamlining steps.  We currently estimate that the pre-tax costs associated with these steps will be approximately an additional $4.5 million, although the actual costs may differ.  We anticipate that these steps will result in annual savings of approximately $4.2 million."

First Quarter Results
For the three months ended March 31, 2012, net sales decreased to $65,561,000 compared to $71,403,000 for the first quarter of 2011.
Cost of sales increased to 84.1% of sales for the first quarter of 2012, compared to 80.0% of sales for the first quarter of 2011, primarily due to lower volumes and higher material and labor costs in Bel's connector, magnetic and circuit protection businesses.
Operating income for the first quarter of 2012 was $1,434,000, compared to $4,214,000 for the first quarter of 2011.  Excluding a restructuring charge, severance and reorganization costs, loss on disposal of property, plant and equipment, and acquisition and other related costs detailed in the table reconciling GAAP to non-GAAP financial measures attached to this release, non-GAAP operating income was $1,870,000 for the first quarter of 2012, compared to $4,349,000 for the first quarter of 2011.
Bel's effective tax rate was 42.0% for the first quarter of 2012, compared to 24.2% for the first quarter of 2011, reflecting losses with no tax benefit in Asia, where tax rates are lower, combined with profits in the U.S. and Europe.
Net earnings for the first quarter of 2012 were $876,000, which included restructuring charges of $137,000 ($85,000 after tax), severance and reorganization costs of $187,000 ($116,000 after tax), loss  on disposal of property, plant and equipment of $69,000 ($43,000 after tax), and acquisition and other related costs of $43,000 ($27,000 after tax).  This compares to net earnings for the first quarter of 2011 of $3,244,000, which included severance and plant closing costs of $135,000 ($92,000 after tax).
Excluding the restructuring and other charges mentioned above, non-GAAP net earnings for the first quarter of 2012 were $1,147,000.  This compares to non-GAAP net earnings for the first quarter of 2011, excluding the above-mentioned severance and plant closing costs, of $3,336,000.
Net earnings per Class A common share for the first quarter of 2012 were $0.07, compared to net earnings per Class A common share of $0.26 for the first quarter of 2011.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share were $0.09 for the first quarter of 2012, compared to $0.27 for the first quarter of 2011.
Net earnings per Class B common share were $0.08 for the first quarter of 2012, compared to net earnings per Class B common share of $0.28 for the first quarter of 2011.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.10 for the first quarter of 2012, compared to $0.29 for the first quarter of 2011.

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Bel Reports First Quarter Results
April 27, 2012
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Balance Sheet Data
As of March 31, 2012, Bel reported working capital of $163,528,000, including cash, cash equivalents and marketable securities of $91,928,000, a current ratio of 4.7 to 1, total long-term obligations of $13,465,000, and stockholders' equity of $222,082,000.  In comparison, at December 31, 2011, Bel reported working capital of $165,264,000, including cash, cash equivalents, and marketable securities of $93,972,000, a current ratio of 4.9 to 1, total long-term obligations of $13,406,000, and stockholders' equity of $221,080,000.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate in the call, dial (720) 545-0088, conference ID #73306569.  A simultaneous webcast is available from the Investors link under the "About Bel" tab at www.BelFuse.com.  The webcast will be available for replay for a period of 20 days at this same Internet address.  For a telephone replay, dial (404) 537-3406, conference ID #73306569, after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements  regarding the effects and costs of, and the anticipated savings resulting from, Bel's streamlining activities,  the time required to implement such streamlining activities, Cinch's place in the aerospace market, anticipated changes in product offerings and the Company's ability to support more effectively its growing international customer base) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

                                                                   (tables attached)                                                           #4835

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended
	March 31,
	2012	2011
	(unaudited)

Net sales	$65,561	$71,403

Costs and expenses:
Cost of sales	55,132	57,132
Selling, general and administrative	8,789	10,057
Restructuring charge	137	--
Loss on disposal of property, plant and equipment	69	--

Total costs and expenses	64,127	67,189

Income from operations	1,434	4,214

Interest income and other, net	76	68

Earnings before provision for income taxes	1,510	4,282

Provision for income taxes	634	1,038

Net earnings	$876	$3,244

Earnings per Class A common share - basic and diluted	$0.07	$0.26

Weighted average Class A common shares outstanding
- basic and diluted	2,175	2,175

Earnings per Class B common share - basic and diluted	$0.08	$0.28

Weighted average Class B common shares outstanding
- basic and diluted	9,632	9,526

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Mar. 31,	Dec.31,		Mar. 31,	Dec.31,
ASSETS	2012	2011	LIABILITIES & EQUITY	2012	2011
	(unaudited)			(unaudited)

Current assets	$207,317	$207,689	Current liabilities	$43,789	$42,425
Property, plant &
equipment, net	38,634	39,414	Noncurrent liabilities	13,465	13,406
Goodwill and intangibles	17,751	15,040
Other assets	15,634	14,768	Stockholders' equity	222,082	221,080

Total Assets	$279,336	$276,911	Total Liabilities & Equity	$279,336	$276,911

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended March 31, 2012
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$1,434	$876	$0.07	$0.08
Restructuring charge	137	85	0.01	0.01
Severance and reorganization costs	187	116	0.01	0.01
Loss on disposal of property, plant and equipment	69	43	0.00	0.00
Acquisition and other related costs	43	27	0.00	0.00

Non-GAAP measures(1)	$1,870	$1,147	$0.09	$0.10

	Three Months Ended March 31, 2011
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$4,214	$3,244	$0.26	$0.28
Severance and plant closure costs	135	92	0.01	0.01

Non-GAAP measures(1)	$4,349	$3,336	$0.27	$0.29

(1)       The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.
Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of restructuring charges, severance, reorganization and plant closure costs, loss on disposal of property, plant and equipment and acquisition-related costs facilitates comparisons of our results among reporting periods.  We believe that such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.

(2)       Net of income tax at effective rate in the applicable tax jurisdiction.

(3)       Individual amounts of earnings per share may not agree to the total due to rounding.